                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       ALL AMERICAN COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                       ALL AMERICAN COMMUNICATIONS, INC.
                             808 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1810

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 1997

                            ------------------------

To the Stockholders of All American Communications, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of All American Communications, Inc., a Delaware corporation (the "Company"), will be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California on July 30, 1997, at 10:00 a.m., local time, to consider and vote upon the following matters:

          1. The election of Class I Directors;

          2. The ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997; and

          3. Such other business as may properly come before the meeting or any adjournment(s) thereof.

     Information concerning these matters, including the names of the nominees for the Company's Board of Directors, is set forth in the attached Proxy Statement which is a part of this Notice.

     The Board of Directors has fixed June 17, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only those stockholders of record with voting rights at the close of business on that date are entitled to vote at the Annual Meeting or any adjournment(s) thereof.

     The Company's Board of Directors urges that all stockholders of record entitled to vote exercise their right to vote at the Annual Meeting personally or by proxy.

     Your proxy will continue in full force and effect unless and until you revoke such proxy prior to the vote to which such proxy pertains. You may revoke your proxy by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy executed by you, or by attending the Annual Meeting and voting in person. The dates contained on the forms of proxy presumptively determine the date of execution, regardless of the postmark dates on the envelopes in which they are mailed.

                                          By Order of the Board of Directors

                                          /s/ ANTHONY J. SCOTTI
                                          Anthony J. Scotti
                                          Chairman and Chief Executive Officer

July 8, 1997

     TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN (DO NOT PRINT) YOUR NAME AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                       ALL AMERICAN COMMUNICATIONS, INC.
                             808 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1810

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors (individually, a "Director" and collectively, the "Board") of All American Communications, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California on July 30, 1997, at 10:00 A.M., local time, and any postponement(s) and adjournment(s) of such meeting (the "Annual Meeting").

     The Company's principal executive offices are located at 808 Wilshire Boulevard, Santa Monica, California 90401-1810, and its telephone number is
(310) 656-1100.

     This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) and the Annual Report to Stockholders are being first mailed on or about July 8, 1997 to those stockholders entitled to vote at the Annual Meeting. The Company will bear the costs of soliciting proxies. The Company may use the services of its Directors, officers and other regular employees to solicit proxies personally or telephonically. Such Directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

     The proxy will be voted in accordance with its instructions. In the absence of such instructions, the persons designated as proxies in the accompanying proxy card(s) will vote: for the election of the Director nominees listed in the Proxy Statement (the "Nominees") and for the ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 and in their discretion as to any other business that may properly come before the Annual Meeting. The Board does not know of any other business to be brought before the Annual Meeting.

     The proxy will continue in full force and effect unless and until revoked by the person executing it prior to the stockholder vote at the Annual Meeting. Such revocation may be effected by a writing delivered to the Company to the attention of the Corporate Secretary, at the address indicated above, stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

GENERAL INFORMATION

     The Board has fixed June 17, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the end of business on the Record Date, 6,913,305 shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), were outstanding and entitled to vote at the Annual Meeting. The Common Stock is the only class of stock of the Company entitled to vote at the Annual Meeting. The holders of the Company's Common Stock, Class B, $.0001 par value per share (the "Class B Common Stock"), are not entitled to vote at the Annual Meeting.

     Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. A stockholder must sign and return each of the proxy cards received to ensure that all of the shares owned by such stockholder are represented at the Annual Meeting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. With respect to the election of the Class I Directors, the three Nominees receiving the highest number of affirmative votes will be elected.

Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote,

     Stockholders do not have dissenters' rights of appraisal with respect to any of the matters to be acted upon at the Annual Meeting.

     Each share of Common Stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of June 30, 1997 concerning the beneficial ownership of certain securities of the Company by (i) each person who is known to the Company to be a beneficial owner of more than five percent of the outstanding Common Stock or Class B Common Stock of the Company, (ii) each of the current Directors of the Company, and (iii) all current Directors, the Chief Executive Officer and the four most highly compensated officers of the Company who served in such capacities during the 1996 fiscal year, as a group. Unless otherwise specified, the address of each beneficial owner listed below is 808 Wilshire Boulevard, Santa Monica, California 90401-1810.

                                                                                         PERCENT OF
                                                           PERCENT OF      CLASS B        CLASS B
                                           COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
                                           BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
                                             OWNED(1)        OWNED         OWNED(1)        OWNED
                                           ------------   ------------   ------------   ------------
Anthony J. Scotti(2).....................    3,430,965        42.36%         450,000         7.97%
Benjamin J. Scotti(3)....................    1,445,995        20.80%          30,000            *
Myron I. Roth(4).........................      440,850         6.26%          50,000            *
Thomas Bradshaw(5).......................      385,850         5.50%         145,000         2.71%
Sydney D. Vinnedge(6)....................      153,875         2.21%           9,000            *
Lawrence E. Lamattina(7).................      155,000         2.19%          37,500            *
Gordon C. Luce(8)........................        5,000            *            9,000            *
David A. Mount(8)........................        3,000            *            9,000            *
R. Timothy O'Donnell(9)..................       98,600         1.42%           9,000            *
  Jefferson Capital Group, Ltd.
  One James Center
  901 East Cary Street, Suite 1400
  Richmond, Virginia 23219
Eugene P. Beard(10)......................           --           --               --           --
  The Interpublic Group of Companies,
     Inc.
  1271 Avenue of the Americas
  New York, New York 10020
The Interpublic Group of Companies,
  Inc.(11),(12)..........................      630,000         9.07%       2,520,000        48.47%
  1271 Avenue of the Americas
  New York, New York 10020
The Capital Group Companies, Inc.(13)....           --           --          540,000        10.39%
  333 South Hope Street, 52nd Floor
  Los Angeles, California 90071

                                                                                         PERCENT OF
                                                           PERCENT OF      CLASS B        CLASS B
                                           COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK
                                           BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
                                             OWNED(1)        OWNED         OWNED(1)        OWNED
                                           ------------   ------------   ------------   ------------
FMR Corp.(14)............................    1,246,234        17.95%              --           --
  82 Devonshire Street
  Boston Massachusetts 02109
Janus Capital Corp.(15)..................           --           --          500,000         9.62%
  100 Fillmore Street, Suite 300
  Denver, Colorado 80206
All Directors and Executive Officers as a
  Group (10 persons).....................    5,042,210        62.11%         748,500         9.62%

---------------

 *  less than 1%

 (1) Amounts include options and other securities exercisable into shares of Common Stock or Class B Common Stock, as the case may be, held by such beneficial owner, unless such securities are not convertible or exercisable within 60 days.

 (2) Common Stock includes 1,426,275 shares beneficially owned by Messrs. Roth, Bradshaw, Vinnedge, Lamattina and certain other employees which Anthony J. Scotti has a proxy to vote. See "Certain Relationships and Related Transactions -- Management Stockholders Agreement." Includes vested options to purchase 500,000 shares of Common Stock and 450,000 shares of Class B Common Stock. Does not include 750,000 shares of Class B Common Stock issuable to Mr. Scotti upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (3) Includes 10,000 time vesting Common Stock options which have vested and vested performance options to purchase 30,000 shares of Class B Common Stock. Does not include options to purchase 10,000 shares of Common Stock which have not vested and are not subject to vesting within the next 60 days. Further, does not include 70,000 shares of Class B Common Stock issuable to Benjamin J. Scotti upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (4) 415,850 of such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Includes vested performance options to purchase 100,000 shares of Common Stock and 50,000 shares of Class B Common Stock.

 (5) 385,850 of such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Includes vested performance options to purchase 70,000 shares of Common Stock and 145,000 shares of Class B Common Stock. Does not include 105,000 shares of Class B Common Stock issuable to Mr. Bradshaw upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (6) 120,225 of such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Includes vested performance options to purchase 12,000 shares of Common Stock and 9,000 shares of Class B Common Stock. Does not include 3,000 shares of Class B Common Stock issuable to Mr. Vinnedge upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (7) Mr. Lamattina owns 30,000 shares of restricted Common Stock which vest in July 1998, is vested in time vesting options to purchase 75,000 shares of Common Stock and is vested in performance options to purchase 50,000 shares of Common Stock and 37,500 shares of Class B Common Stock. All such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Excludes 50,000 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days. Further, does not include 12,500 shares of Class B Common Stock issuable upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (8) Includes 3,000 time vesting Common Stock options which have vested and vested options to purchase 9,000 shares of Class B Common Stock. Excludes 3,000 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days.

 (9) Mr. O'Donnell owns 33,100 shares of Common Stock, and his affiliate, Jefferson Capital Group, Ltd., owns 62,500 shares of Common Stock. Includes 3,000 time vesting Common Stock options which have vested and vested options to purchase 9,000 shares of Class B Common Stock. Excludes 3,000 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days.

(10) Mr. Beard was appointed to the Board of Directors on October 12, 1994 to fill a vacancy. Mr. Beard does not own any shares of Common Stock or Class B Common Stock directly and disclaims beneficial ownership of the 630,000 shares of Common Stock and the 2,520,000 shares of Class B Common Stock owned by The Interpublic Group of Companies, Inc.

(11) As disclosed on a Schedule 13D, dated August 12, 1994.

(12) Represents approximately 26% (approximately 20% on a fully-diluted basis) of common stock when Common Stock and Class B Common Stock are aggregated as one class.

(13) As disclosed on a Schedule 13G, dated February 12, 1997.

(14) As disclosed on a Schedule 13G, dated February 10, 1997.

(15) As disclosed on a Schedule 13G, dated February 13, 1996.

                                ELECTION OF DIRECTORS

     In accordance with the Restated Certificate of Incorporation and Bylaws of the Company, the Board is divided into three classes. Benjamin J. Scotti, David
A. Mount and Eugene P. Beard were elected by the Company's stockholders as Class I Directors, with their current terms expiring at the Annual Meeting for 1997; Anthony J. Scotti, Thomas Bradshaw, Myron I. Roth and R. Timothy O'Donnell were elected by the Company's stockholders as Class II Directors, with their current terms expiring at the Annual Meeting for 1998; and Sydney D. Vinnedge, Gordon C. Luce and Lawrence E. Lamattina were elected by the Company's stockholders as Class III Directors, with their current terms expiring at the Annual Meeting for 1999. All Nominees have consented to being named in this Proxy Statement and have indicated their intention to serve as Directors of the Company, if elected.

     The Board proposes the election of the following Nominees as Class I members of the Board:

                                  Benjamin J. Scotti
                                  David A. Mount
                                  Eugene P. Beard

     If elected, the Nominees for Class I Directors are expected to serve until the Annual Meeting for 2000 or until their successors are duly elected and qualified.

     Unless otherwise marked, proxies received will be voted FOR the election of each of the Nominees named above. If such person is unable or unwilling to serve as a Nominee for the office of Class I Director at the date of the Annual Meeting, the proxies may be voted by a substitute nominee, designated by the proxy holders or by the present Board to fill such vacancy. The Board has no reason to believe that such Nominee will be unwilling or unable to serve if elected a Director.

INFORMATION WITH RESPECT TO DIRECTORS AND NOMINEES

     The following sets forth certain information with respect to the continuing Directors and Nominees of the Company as of the Record Date.

          NAME                                        POSITION                             AGE
-------------------------   -------------------------------------------------------------  ---
Anthony J. Scotti**         Chairman and Chief Executive Officer.........................  57
Myron I. Roth**             President, Chief Operating Officer and Director..............  64
Thomas Bradshaw**           Chief Financial Officer, Senior Executive Vice President and
                            Director.....................................................  54
Sydney D. Vinnedge          Senior Executive Vice President and Director.................  53
Benjamin J. Scotti          Senior Executive Vice President; Executive Vice
                            President -- All American Music Group; and Director..........  60
Lawrence E. Lamattina       Chief Executive Officer and President -- All
                            American/Fremantle Television Group; and Director............  51
Gordon C. Luce*+            Director.....................................................  71
R. Timothy O'Donnell*+++    Director.....................................................  41
David A. Mount*+++          Director.....................................................  54
Eugene P. Beard             Director.....................................................  62

---------------

 * Member of Stock Option Committee

** Member of Executive Committee

 + Member of Compensation Committee

 ++ Member of Audit Committee

     Each of the persons listed above (other than Messrs. Lamattina, O'Donnell, Mount and Beard) assumed the positions listed above on February 25, 1991, the date on which Scotti Brothers Entertainment Industries, Inc. ("SBEI") merged (the "Merger") into All American Television, Inc. ("AATV"), which was the legal predecessor to the Company. Prior to such date, Anthony J. Scotti and Mr. Vinnedge were already directors of AATV.

     ANTHONY J. SCOTTI was a co-founder of the Company and has been a Director of the Company since its inception in 1982. He became Chairman and Chief Executive Officer of the Board on February 25, 1991. Mr. Scotti served as a consultant to Carolco Pictures Inc. (motion picture production) and was a director of LIVE Entertainment, Inc. (entertainment software) from November 1988 until his resignation in May 1996. Mr. Scotti was the non-executive Chairman of the Board of LIVE Entertainment from November 1992 until his resignation from such position in March 1996. He is the brother of Benjamin J. Scotti.

     MYRON I. ROTH joined SBEI in December 1990 as President and Chief Operating Officer, and he assumed the same titles and became a Director of the Company on February 25, 1991. Mr. Roth is a member of the Board of Directors of the Record Industry Association of America.

     THOMAS BRADSHAW was a director, Senior Executive Vice President and Chief Financial Officer of SBEI from 1985 and, on February 25, 1991, he assumed the same positions at the Company. In addition, Mr. Bradshaw was a director of LIVE Entertainment, Inc. from December 1988 to November 1993.

     SYDNEY D. VINNEDGE was a co-founder of the Company and has been a Director of the Company since its inception in 1982. Since February 25, 1991, Mr. Vinnedge has served as a Senior Executive Vice President of the Company.

     BENJAMIN J. SCOTTI co-founded the predecessor to SBEI in 1974 and served as Co-Chairman of SBEI until February 25, 1991. Since February 25, 1991, Mr. Scotti has been Senior Executive Vice President of the Company, Senior Executive Vice President of All American Music Group (a subsidiary of the Company) and a Director of the Company. He is the brother of Anthony J. Scotti.

     LAWRENCE E. LAMATTINA became Chief Executive Officer and President of All American/Fremantle Television Group, an operating division of the Company, on August 3, 1994 and a Director of the Company on

October 12, 1994. Since May 1989, he has been Chairman of the Board of Fremantle International, Inc. and Chairman and Chief Executive Officer of EC TV, a division of The Interpublic Group of Companies, Inc. ("IPG"). Mr. Lamattina also continues to act as a consultant to IPG with respect to areas that are not competitive with the Company.

     GORDON C. LUCE is a senior advisor to Eastman & Benirschke Financial Group (financial planning and insurance brokerage), a position he has held from July 1990 to the present. Mr. Luce is a member of the Board of Directors of PS Group (a diversified investment company) and Molecular Biosystems, Inc. (a medical research enterprise) and is currently a member of the Board of Trustees of the University of Southern California and the Chairman of Scripps Health. He became a Director of the Company on February 25, 1991. Mr. Luce was an independent director of Carolco Pictures, Inc. until his resignation in November 1995.

     R. TIMOTHY O'DONNELL was elected a Director of the Company effective January 2, 1992. He is President of Jefferson Capital Group, Ltd., a privately-held investment banking group co-founded by Mr. O'Donnell in September 1989. In February 1996, Mr. O'Donnell resigned from his directorship of LIVE Entertainment, Inc. which he had held since 1988. Mr. O'Donnell has been a director of Shorewood Packaging Corporation (packager for records, videos and cassettes) since October 1991 and a director of Cinergi Pictures Entertainment, Inc. (motion picture production) since March 1994.

     DAVID A. MOUNT was appointed a Director of the Company on May 5, 1994. In March 1995, Mr. Mount was named Chairman and Chief Executive Officer of WEA, Inc. Prior thereto, Mr. Mount had been President and Chief Executive Officer of Warner/Elektra/Atlantic Corporation, a division of Time Warner, Inc., since October 1993. Mr. Mount was President and Chief Executive Officer of LIVE Entertainment Inc. from August 1988 through September 1993. In addition, Mr. Mount served as a director of LIVE Entertainment in 1989 and from January 1992 to the present. On February 2, 1993, LIVE Entertainment filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and emerged pursuant to a plan of reorganization on March 17, 1993. From August 1989 to June 1993, Mr. Mount was President of LIVE Home Video, Inc., a subsidiary of LIVE Entertainment. He was Chief Executive Officer of LIVE Home Video from August 1989 to October 1993.

     EUGENE P. BEARD became a member of the Board on October 12, 1994. Mr. Beard has been the Vice Chairman -- Finance and Operations of IPG since October 1995, was Executive Vice President -- Finance and Operations of IPG prior to that time and has served as a director of IPG since 1982. Mr. Beard is also a director of Brown Brothers Harriman, 59 Wall Street Fund, Inc. (diversified investment fund) and Micrografx, Inc. (computer software).

     IPG has entered into a voting agreement with certain management stockholders of the Company (including Anthony J. Scotti) to vote for the election of one member of the Board nominated by IPG.

DIRECTORS' REMUNERATION

     The Company does not pay any compensation to any person serving as a Director of the Company if such person is also an employee of the Company. All outside Directors are paid an annual fee of $25,000 for serving as a Director, except that Mr. Beard serves as a Director without compensation for such services. Non-employee Directors receive automatic stock option grants of 6,000 shares of Class B Common Stock per year, with the exception of Mr. Beard who has waived his right to stock options.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     During the year ended December 31, 1996, there were three meetings of the Board. All members participated in one meeting, Messrs. O'Donnell and Vinnedge each were absent from one meeting and Mr. Mount was absent from two meetings. Additionally, the Board acted by unanimous written consent on two occasions. To assist in carrying out its duties and responsibilities, the Board has appointed a Stock Option Committee to administer the Company's 1991 Incentive Stock Option Plan, as amended (the "1991 Plan").

The members of the Stock Option Committee are R. Timothy O'Donnell, Gordon C. Luce and David A. Mount. During the year ended December 31, 1996, the Stock Option Committee had no formal meetings but acted by unanimous written consent on one occasion. The Board has appointed an Executive Committee to assist the Board in the overall management of the business and affairs of the Company. The members of the Executive Committee are Anthony J. Scotti, Myron Roth and Thomas Bradshaw. During the year ended December 31, 1996, the Executive Committee had no formal meetings but acted by unanimous written consent on one occasion. The Company has an Audit Committee, whose members are R. Timothy O'Donnell and David
A. Mount. For the year ended December 31, 1996, the Audit Committee held one meeting, and both members participated. The Board has appointed a Compensation Committee to assist in the establishing of executive compensation of its senior management and the performance goals of the Company and to administer the Company's 1994 Stock Incentive Plan, as amended (the "1994 Plan"). The members of the Compensation Committee are Gordon C. Luce, R. Timothy O'Donnell and David
A. Mount. During the year ended December 31, 1996, there were no formal meetings of the Compensation Committee, but it acted by unanimous written consent on one occasion.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE CLASS I DIRECTORS NOMINATED HEREIN.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities during the 1996 fiscal year (the "Named Executive Officers") for services rendered during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION AWARDS
                                                              ------------------------------------------
                                                                             SECURITIES
                                    ANNUAL COMPENSATION       RESTRICTED     UNDERLYING      ALL OTHER
                                ---------------------------     STOCK         OPTIONS/      COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS       AWARDS       SAR'S (#)          (1)
------------------------------  -----   --------   --------   ----------     ----------     ------------
Anthony J. Scotti                1996   $895,000   $     --    $      --      1,500,000(2)    $     --
  Chairman and                   1995    813,000         --           --        100,000(3)          --
  Chief Executive Officer        1994    719,000         --           --        100,000(3)          --
Myron I. Roth                    1996    425,000         --           --         50,000(4)          --
  President and Chief            1995    425,000     79,000           --         50,000(3)          --
  Operating Officer              1994    408,000     79,000           --         50,000(3)          --
Thomas Bradshaw                  1996    467,000         --           --        250,000(4)          --
  Chief Financial Officer        1995    419,000     43,000           --         35,000(3)          --
  and Senior Executive           1994    399,000     43,000           --         35,000(3)          --
  Vice President
Sydney D. Vinnedge               1996    273,000         --           --          6,000(4)          --
  Senior Executive Vice          1995    396,000     13,000           --          6,000(3)          --
  President                      1994    371,000     13,000           --          6,000(3)          --
Lawrence E. Lamattina (5)        1996    590,000    550,000           --         25,000(4)          --
  Chief Executive Officer and    1995    561,000    550,000           --         25,000(3)          --
  President, All American/       1994    229,000    229,000      218,000(6)     150,000(3)          --
  Fremantle Television
  Group

---------------

(1) The Named Executive Officers received compensation in the form of personal benefits, including automobile allowances, premiums for health insurance, disability insurance and life insurance, which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each year.

(2) Mr. Scotti was granted options to purchase 300,000 shares of Common Stock and options to purchase 1,200,000 shares of Class B Common Stock during 1996. These grants were approved by the Company's stockholders at its 1996 Annual Meeting.

(3) Options granted to purchase shares of Common Stock.

(4) Options granted to purchase shares of Class B Common Stock.

(5) Mr. Lamattina's employment with the Company commenced on August 3, 1994. For a discussion of Mr. Lamattina's employment agreement, including his right to bonus payments, see "Report on Executive Compensation -- Employment Agreements."

(6) In accordance with his employment agreement dated August 3, 1994, Mr. Lamattina was granted restricted stock awards ("RSAs") under the 1994 Plan, as of July 6, 1994, for 30,000 shares of Common Stock, with a vesting date of July 5, 1998. The shares have been valued using the closing bid price on July 6, 1994 of $7.25.

                             OPTION GRANTS IN 1996

                                                        INDIVIDUAL GRANTS
                      -------------------------------------------------------------------------------------
                        NUMBER OF
                        SHARES OF          PERCENT OF
                      CAPITAL STOCK      TOTAL OPTIONS       EXERCISE                              GRANT
                        UNDERLYING         GRANTED TO        OR BASE                                DATE
                         OPTIONS          EMPLOYEES IN        PRICE                               PRESENT
        NAME           GRANTED (#)            1996          ($/SH) (1)      EXPIRATION DATE      VALUE (2)
--------------------  --------------     --------------     ----------     ------------------    ----------
Anthony J. Scotti           50,000(3)          2.20%         $ 10.863       February 26, 2001    $  149,000
                           250,000(4)         11.01%            9.875       February 26, 2006       833,000
                         1,200,000(5)         52.84%            7.875       February 26, 2006     3,180,000
Myron I. Roth               50,000(6)          2.20%            7.875       February 26, 2006       133,000
Thomas Bradshaw            250,000(7)         11.01%            7.875       February 26, 2006       663,000
Sydney D. Vinnedge           6,000(6)          0.26%            7.875       February 26, 2006        16,000
Lawrence E.                 25,000(6)          1.10%            7.875       February 26, 2006        66,000
  Lamattina

---------------

(1) Unless otherwise noted, the exercise price is the closing sales price of the Common Stock or Class B Common Stock, as the case may be, on the date of grant.

(2) Grant date present value is determined using the Black-Scholes option valuation model with the following weighted average assumptions for 1996: risk-free interest rate of 6.0%; dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock and Class B Common Stock of 0.40 and 0.40, respectively; and a weighted average expected life of the options of three years.

(3) Options to purchase shares of Common Stock which vested immediately with an exercise price equal to 110% of the closing sales price of the Common Stock on the date of grant.

(4) Options to purchase shares of Common Stock which vested immediately.

(5) Options to purchase 450,000 shares of Class B Common Stock vested subsequent to December 31, 1996 upon the Company's achievement of the specified performance targets. The remaining options to purchase 750,000 shares of Class B Common Stock are subject to vesting in tranches of 300,000 shares over each of the next three years upon the Company's achievement of specified performance targets or nine years and nine months from the date of grant, to the extent not previously vested, if such specified performance targets are not achieved. The foregoing grant was approved by the Company's stockholders at the 1996 Annual Meeting.

(6) These options to purchase shares of Class B Common Stock vest in varying percentages based upon the satisfaction of certain performance targets. None of these options had vested as of December 31, 1996. All of these options became fully vested subsequent to December 31, 1996 upon the Company's achievement of the specified performance targets. The foregoing grants to Messrs. Vinnedge and Lamattina were approved by the Company's stockholders at the 1996 Annual Meeting.

(7) Options to purchase 100,000 shares of Class B Common Stock vested on the date of grant. Options to purchase 45,000 shares of Class B Common Stock vested subsequent to December 31, 1996 upon the Company's achievement of the specified performance targets. The remaining options to purchase 105,000 shares of Class B Common Stock are subject to vesting in tranches of 30,000 shares over each of the next four years upon the Company's achievement of specified performance targets or nine years and nine months from the date of grant, to the extent not previously vested, if such specified performance targets are not achieved. See "Report on Executive
    Compensation -- Employment Agreements." The foregoing grant was approved by the Company's stockholders at the 1996 Annual Meeting.

OPTION EXERCISES IN 1996 AND YEAR END OPTION VALUES

     The following table provides certain information concerning the exercise of stock options and shows the number of shares covered by both exercisable and non-exercisable stock options held as of the end of 1996. Also shown are values for "in-the-money" options, which represent the positive difference between the exercise price of such options and the price of the Common Stock and Class B Common Stock at year end.

                  AGGREGATED OPTION EXERCISES DURING 1996 AND
                       OPTION VALUES ON DECEMBER 31, 1996

                                                              NUMBER OF SHARES
                                                              OF CAPITAL STOCK
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                               SHARES                            OPTIONS AT               IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON       VALUE           DECEMBER 31, 1996              DECEMBER 31, 1996
           NAME               EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
--------------------------  ------------     --------     -------------------------     ---------------------------
Anthony J. Scotti                --             --            500,000/1,200,000            $1,850,625/$2,550,000
Myron I. Roth                    --             --             100,000/  50,000               443,750/   106,250
Thomas Bradshaw                  --             --             170,000/ 150,000               523,125/   318,750
Sydney D. Vinnedge               --             --            12,000/     6,000               53,250/     12,750
Lawrence E. Lamattina            --             --             100,000/ 100,000               525,000/   475,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1994 fiscal year, the Company established a Compensation Committee whose members are Gordon C. Luce, R. Timothy O'Donnell and David A. Mount. For information concerning certain transactions between the Company and certain Directors, see "Certain Relationships and Related Transactions."

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation:

COMPENSATION OVERVIEW

     The Company uses a combination of salary and incentive compensation, including cash bonus and periodic grants of stock options under the Company's 1991 Plan or its 1994 Plan (collectively, the "Plans") or pursuant to other option plans or arrangements adopted by the Board of Directors, to compensate its executive officers. Additional benefits, including insurance benefits, are provided to executives and other key employees that the Company believes are similar to those provided by other companies in the entertainment industry. The Company draws most of its executives and other key employees from the entertainment industry where creative talent is crucial and commands a significant premium and where decisions made by a relatively small number of employees with an in-depth knowledge of creative businesses can have a major impact on the performance of the Company. Persons with such unique qualifications are rare and are being pursued by other companies both in and out of the entertainment industry, many of whom have greater available resources than the Company. Except as otherwise described below, each of the Company's executive officers is currently employed pursuant to a multi-year employment agreement, the purpose of which is to retain the services of such executive officer for an extended period. The Company believes that its compensation program for executive officers benefits the Company through the continuation of expansion and new opportunities designed to enhance stockholder value.

     In May 1994, the Company amended certain of its employment agreements with its executives following the recommendation of Towers Perrin, Inc. ("Towers"), an executive compensation consultant retained by the Company. Towers assessed the Company's current compensation levels for its executive officers and reviewed the annual incentive and the long-term incentive compensation plans. Towers compared such compensation and plans to 13 entertainment or entertainment related companies for which data were publicly available (the "Proxy Group"). This review was undertaken by the Company to establish consistent yet competitive compensation arrangements that also reflect the financial performance of the Company. Such review compared financial performance of the Company and each of the members of the Proxy Group and cash compensation and long-term incentives of comparable positions between such companies. The Company had the highest return on equity and the second highest average three-year rate of growth in the Proxy Group. Towers recommended that the Company should target executive compensation at levels above the Proxy Group's averages as an incentive to continue such level of performance. Overall, Towers determined that the Company's cash compensation was below the Proxy Group's median for the Chief Operating Officer and Chief Executive Officer and above the Proxy Group's median for the Senior Executive Vice Presidents and Chief Financial Officer. Towers noted, however, that the Chief Financial Officer's extensive involvement in Company operations warranted the higher base level pay. Towers also determined that the Company fell below the competitive norms for long-term incentive compensation. Towers recommended maintaining base salaries (except for an increase in the Chief Executive Officer's salary) and, for the short term, annual incentives at current levels while adopting a long-term incentive plan, such as the 1994 Plan, that emphasizes both standard stock options and performance-based stock options.

     Towers was also retained by the Company in 1996 to review certain stock option awards to the Chief Executive Officer. See "-- Employment Agreements." Towers concluded that the vesting schedule of such option awards was not unreasonable in the context of entertainment or entertainment related companies.

SALARY

     The base salary to which each of the Company's executive officers is entitled is specified in such person's employment agreement (see "-- Employment Agreements" below) and was established pursuant to arm's length negotiations with each executive officer, in part based on the subjective assessment of the Company which included a number of factors, including experience, tenure and responsibility, and external factors, including similarly situated executives, geographic and economic conditions, based on information drawn from a variety of sources, including published survey data, information obtained from the media, and the Company's own experience in recruiting and retaining executives, although complete information is not easily obtainable. Most of the employment agreements were entered into at the time of the Merger and were subject to the review and approval of the financial advisors to the parties in the Merger and ECD Corporation, an outside investor in the Company in the Merger. Subsequent modifications to such employment agreements have been made following negotiations with the underwriter of the Company's Common Stock or following the report of Towers.

CASH BONUS

     Arrangements for bonus compensation for the Company's executive officers are also negotiated individually with each executive officer and are generally fixed by contract. Bonus arrangements take various forms and may be determined based on factors such as the Company's or a specific segment of the Company's operations, financial performance or project developments. In 1994, each of Anthony J. Scotti, Myron I. Roth, Thomas Bradshaw, Sidney D. Vinnedge and Benjamin J. Scotti agreed to an amendment to their employment agreements to eliminate bonus provisions tied to the achievement of certain financial objectives by the Company in connection with the March 1992 public offering of the Company's Common Stock at the request of the underwriter. The Company's executive officers, however, are eligible to receive discretionary bonuses as may be determined by the Board. Except for Messrs. Bradshaw, Lamattina, Roth and Vinnedge, who are discussed below, the Chief Executive Officer develops individual bonus recommendations following the end of each fiscal year based on the subjective assessment of the Company's overall performance and each executive officer's contribution to such performance. No specific formula is used; however, factors may include improved competitive position, project development, long-term objectives and such executive officer's leadership role in any of the foregoing factors. Such factors are not necessarily linked to any specific performance related targets or given any particular weight. Messrs. Bradshaw, Roth and Vinnedge are eligible for a bonus in the discretion of the Board. Mr. Lamattina's employment agreement provides for an annual incentive compensation payment of up to $550,000 per year (prorated in the case of 1994) based on the operating income of the All

American/Fremantle Television Group as compared to the operating income targets established by the Compensation Committee. No discretionary bonuses were paid to the executive officers for 1994, 1995 or 1996.

OPTION GRANTS

     The Company uses incentive and non-qualified stock options and other available forms of compensation under the Plans which are intended to provide additional long-term incentives to key employees, including the Company's executive officers. The Board believes that stock ownership, through options or otherwise, aligns the executive officers' interests with the stockholders' interest. The Plans have been approved by the Company's stockholders. Grants under the Plans generally require the executive to be employed by the Company on the exercise date and vest over a period of years (time vesting options) or the Company's achievement of certain performance criteria (performance options) following the date of grant. The exercise price of such grants is generally equal to the market price of the Company's Common Stock or Class B Common Stock on the grant date; therefore, option grants will only benefit an executive if the market price of the Company's Common Stock or Class B Common Stock is greater than on the date of the option grant. No specific formula is used to determine grants made to any particular employee, including executive officers, but grants are generally based on factors such as employment agreements and competitive norms and subjective factors, such as promotion, contribution to performance and individual performance related criteria. The Chief Executive Officer makes recommendations regarding option grants and vesting to the Stock Option Committee with respect to grants under the 1991 Plan and to the Compensation Committee with respect to grants under the 1994 Plan. While time vesting options typically vest equally over a five-year period, options granted to certain executive officers may have shorter or longer vesting periods. Performance options typically vest upon the achievement of certain performance criteria of the operations of the Company, its subsidiaries or divisions over a certain period of time established by the Compensation Committee or the Stock Option Committee, as applicable.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Anthony J. Scotti, Chairman and Chief Executive Officer of the Company, is compensated pursuant to an employment agreement described under "-- Employment Agreements" below. His original employment agreement had an initial term of five years and was negotiated in connection with the Merger and amended at the request of the underwriters in connection with the Company's 1992 offering of Common Stock. Mr. Scotti's employment agreement established an annual base salary of $500,000, increasing by five percent on each anniversary date of such agreement. The employment agreement also permits an annual bonus in the discretion of the Board. The term of Mr. Scotti's employment agreement was then extended in May 1994 to February 1999. In connection with such extension and as recommended by the Towers report, Mr. Scotti's annual base salary was increased to $750,000, increasing by 10% on each anniversary date (subject to a maximum base salary of $1,000,000). Mr. Scotti's employment agreement was also amended, upon the recommendation of Towers, to provide for the annual grant of options to acquire 100,000 shares of Common Stock, commencing in 1994, in an effort to bring Mr. Scotti's long-term incentive compensation within the competitive norms of the Proxy Group. These options have now vested upon the satisfaction of certain performance criteria of the Company as established by the Compensation Committee. These recommendations were based on the strategic importance of Mr. Scotti to the Company, the dilutive effect of the 1994 Plan on Mr. Scotti's ownership in the Company and the review by Towers of competitive norms for companies in the Proxy Group. The term of Mr. Scotti's employment agreement was subsequently further extended in February 1996 to February 2001. Towers also reviewed the award of stock options granted to Mr. Scotti in 1996 as a portion of the inducement for him to extend his employment Agreement. See "-- Employment Agreements."

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993, generally limits tax deductions to public companies for compensation over $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to consider the provisions of
Section 162(m) in connection with the performance based portion of the compensation of its executives (which currently consists of stock option grants and annual bonuses described above). However, the Board of Directors does not necessarily intend to structure compensation to its executives to avoid disallowance of any tax deductions in the future in light of available tax deductions to the Company and the requirements imposed by Section 162(m) and the proposed regulations thereunder for compensation to be fully deductible for income tax purposes.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with the following Named Executive Officers: Anthony J. Scotti, Thomas Bradshaw, Sydney D. Vinnedge and Lawrence Lamattina. The employment agreement with Mr. Scotti, originally entered into in February 1991 and amended most recently in February 1996, provides that Mr. Scotti shall serve as Chief Executive Officer of the Company through February 25, 2001 (unless earlier terminated in accordance with the terms of such agreement), commencing at a base salary of $907,500 in 1996 and increasing by 10% per year (subject to a maximum base salary of $1,000,000 per year). Mr. Scotti's current salary is $998,250. Mr. Scotti is required to render his services on a full-time basis to the Company, except that he may devote such reasonable amount of time, as he determines, to other business activities which may be conducted in the entertainment industry. The term of his agreement may be terminated by the Company for good cause, (as defined) or by Mr. Scotti in the event of the "Company's Material Breach" (as defined) or a "Change in Control" or other "Event", as defined in the 1994 Plan.

     The employment agreement with Mr. Bradshaw, originally entered into in February 1991 and amended most recently in February 1996, provides that Mr. Bradshaw shall serve as Senior Executive Vice President, Finance and Chief Financial Officer of the Company through February 25, 2001 (unless earlier terminated), commencing at a base salary of $476,650 in 1996 and increasing by a minimum of 6% per year. Mr. Bradshaw's current salary is $505,249. The five-year term employment agreement with Mr. Vinnedge, originally entered into in February 1991, which provides that he will serve as a Senior Executive Vice President of the Company, has been extended through August 25, 1997, commencing at a base compensation of $250,000 per year, plus contingent compensation of up to $250,000 per year at the Company's discretion. The employment agreement with Mr. Lamattina, entered into in August 1994, provides that Mr. Lamattina shall serve as the Chief Executive Officer and President of the All American/Fremantle Television Group through August 3, 1999 (unless earlier terminated), commencing at a base salary of $550,000 and increasing by 5% per year. His current salary is $606,375. Mr. Lamattina is also entitled to receive annual incentive compensation up to $550,000 per year if certain operating income targets are achieved by the All American/Fremantle Television Group. Under Mr. Lamattina's employment agreement, he is entitled to annual grants of options to purchase 25,000 shares of the Company's stock. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the vesting of Mr. Lamattina's stock options. The employment agreement for Mr. Roth, originally entered into in February 1991, has expired, but he continues his employment with the Company as President and Chief Operating Officer without an employment agreement under substantially the same terms as those in effect in the last year of his expired employment agreement. Mr. Roth's current salary is $425,000 per year. Each of the Named Executive Officers is provided with an automobile expense reimbursement allowance and an annual allowance to cover premiums for life, health and disability insurance.

     Under his employment agreement, prior to its amendment in February 1996, Mr. Scotti was entitled to receive, as long-term incentive compensation, 100,000 stock options annually (from 1994 to 1999). In February 1996, subject to Mr. Scotti relinquishing his remaining contractual right to future grants under his employment agreement, the Compensation Committee granted to Mr. Scotti options (under the 1994 Plan) to purchase 250,000 shares of Common Stock at the market price ($9.875 per share) on the date of grant, and the Stock Option Committee granted to Mr. Scotti options (under the 1991 Plan) to purchase 50,000 shares of Common Stock at 110% of the fair market value ($10.8625 per share) on the date of grant. All such stock options vested on the date of grant in February 1996.

     In addition, in connection with the extension of Mr. Scotti's employment agreement, the Compensation Committee granted to Mr. Scotti options (under the 1994 Plan) to purchase 1,200,000 shares of Class B Common Stock at an exercise price equal to the market price ($7.875 per share) on the date of grant. These options vest subject to Mr. Scotti's staying in the continuous employment of the Company for a period of nine years and nine months from the original date of his employment agreement and are entitled to accelerated vesting in four equal annual tranches upon the achievement of certain operating income targets set annually by the Compensation Committee or the Board or earlier upon the occurrence, with certain exceptions, of a "Change in Control" or other "Event" (as defined in the 1994 Plan). The Company has also agreed to reimburse Mr. Scotti for any federal, state or local excise tax ("Excise Tax"), and any additional taxes to which he may be subject, on any payments to Mr. Scotti from the Company as a result of accelerated vesting of this option grant upon a "Change in Control" or otherwise, up to a maximum reimbursement equal to two times the amount of such Excise Tax.

     As part of the amendment of Mr. Bradshaw's employment agreement, the Compensation Committee granted to Mr. Bradshaw options (under the 1994 Plan) to purchase 250,000 shares of Class B Common Stock at the market price ($7.875 per share) on the date of grant. One hundred thousand of such options vested on the date of grant in February 1996. The remainder vests in a manner substantially similar to the vesting provisions described above with respect to Mr. Scotti's options to purchase Class B Common Stock.

                           THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS:
                                 Gordon C. Luce
                                 David A. Mount
                              R. Timothy O'Donnell

                             CORPORATE PERFORMANCE

     The following graph compares the stock price of the Company's Common Stock with the performance of the Standard and Poor's ("S&P") 500 Composite Index and the S&P Entertainment Index as of the last trading date for each of 1991, 1992, 1993, 1994, 1995 and 1996. The graph assumes that $100 was invested on December 31, 1991 in the Company's Common Stock, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock other than to holders of record of such Common Stock at February 25, 1991, who were paid an extraordinary dividend in the amount of $10.00 per share in connection with the Merger. The historical price performance data shown on the graph are not necessarily indicative of future price performance.

               TOTAL SHAREHOLDER RETURNS -- DIVIDENDS REINVESTED

                                       ALL AMERICAN
        MEASUREMENT PERIOD            COMMUNICATIONS     S&P 500 COMPOSITE   S&P ENTERTAINMENT
      (FISCAL YEAR COVERED)                INC.                INDEX               INDEX
DEC 91                                             100                 100                 100
DEC 92                                           95.31              107.62              143.00
DEC 93                                          115.83              118.46              165.28
DEC 94                                           78.13              120.03              157.84
DEC 95                                          125.00              165.13              189.40
DEC 96                                          168.75              203.05              192.30

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report on Executive Compensation beginning on page 10 and the graph on page 15 shall not be incorporated by reference into any filings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1994, the Company provided a loan of $250,000 to Thomas Bradshaw. Such loan is secured by a pledge of shares of Common Stock owned by Mr. Bradshaw, bears interest at a rate equal to a market rate determined by reference to the Company's working capital line (8%) and has been extended to mature upon the expiration of Mr. Bradshaw's current employment agreement (February 2001).

     In December 1995, the Company entered into a domestic distribution agreement for recorded music with Warner/Elektra/Atlantic Corporation, a division of Time Warner, Inc. ("WEA Corp."). David A. Mount, a member of the Board, is currently Chairman and Chief Executive Officer of WEA, Inc., the parent company of WEA Corp. During the 1996 fiscal year, WEA accounted for 9% of the Company's consolidated gross revenues and is expected to account for approximately the same amount of such revenues in the 1997 fiscal year.

     In January 1996, the Company acquired from IPG the remaining 50% interest of Mark Goodson Productions, LLC (the "LLC"). As a result, the Company is responsible for the full share of the LLC's contingent purchase price, to the extent earned. Such contingent purchase price, which may total $48.5 million by the fifth anniversary of the initial acquisition of the LLC in October 1995, will be treated as an increase in goodwill and will be amortized coterminously with the original 25 year period. Through December 31, 1996, accrued contingent purchase price totaled $10.1 million (including IPG's share through December 31, 1995 of $0.9 million). As of December 31, 1996, goodwill, including the total initial purchase price of $53.8 million (including deal costs of $0.9 million) and contingent purchase price, totals $60.0 million (before accumulated amortization of $2.7 million).

     The Company currently leases, on a month to month basis, a building from Anthony J. Scotti and Benjamin J. Scotti at a cost to the Company of approximately $4,500 per month, which the Company believes is a market rate. This building is used for office and warehouse space for the Company's television production operations.

     The Company believes that the terms of the transactions described above are substantially comparable to those that would have been obtainable in similar or analogous transactions by the Company with unaffiliated parties.

MANAGEMENT STOCKHOLDERS AGREEMENT

     The Company has entered into a stockholders' agreement with Anthony J. Scotti, Benjamin J. Scotti, Thomas Bradshaw, and Sydney D. Vinnedge (the "Management Stockholders Agreement"), pursuant to which (i) each of Messrs. Bradshaw and Vinnedge granted (a) to Anthony J. Scotti and Benjamin J. Scotti a right of first refusal until August 25, 2001 on all shares of the Common Stock owned by Mr. Bradshaw and 108,225 shares of Common Stock held by Mr. Vinnedge and a right to purchase all such shares upon termination of their employment for a reason other than "cause" (as defined in their respective employment agreements), and (b) to Anthony J. Scotti an irrevocable proxy to vote substantially all such shares until February 25, 2002; and (ii) each of the individuals was granted certain registration rights for such shares owned by him (such shares were subsequently registered on a registration statement which was declared effective on January 29, 1997). Additionally, Myron Roth, effective August 26, 1996, has granted to Anthony J. Scotti an irrevocable proxy to vote 315,850 shares of Common Stock for the lesser of five years (August 25, 2001) or the period of Mr. Roth's employment by the Company. The proxies granted to Anthony J. Scotti give him the ability to control the voting of 2,244,615 shares of the 6,913,305 shares (or approximately 32%) of the Common Stock outstanding. Additionally, Messrs. Roth, Bradshaw and Vinnedge have granted to Anthony J. Scotti an irrevocable proxy to vote all shares of Common Stock acquired upon exercise of their options to purchase an aggregate of 182,000 shares of Common Stock.

     Lawrence E. Lamattina and all other employees have granted to Anthony J. Scotti an irrevocable proxy to vote all shares of Common Stock acquired upon exercise of their options to purchase an aggregate of 474,350 shares of Common Stock and, in Mr. Lamattina's case, 30,000 shares of restricted Common Stock granted pursuant to the 1994 Plan.

     In the aggregate, Anthony J. Scotti owns 1,504,690 shares of Common Stock, has vested options to purchase 500,000 shares of Common Stock, has an irrevocable proxy to vote 739,925 shares of Common Stock (excluding 30,000 shares of restricted Common Stock) and has irrevocable proxies to vote 656,350 shares of Common Stock when acquired upon exercise of vested options.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP audited the Company's financial statements for the year ended December 31, 1996 and has been the Company's auditors since July 1996.

     The Board selected the firm of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending December 31, 1997, subject to ratification by the stockholders at the Annual Meeting. The proxy holders named in the accompanying proxy card will vote the shares represented by the proxy for ratification of the selection of Price Waterhouse LLP, unless a contrary choice has been specified on the proxy. If stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent accountants will be considered by the Board, although the Board would not be required to select different independent accountants for the Company. The Board retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by its stockholders in the event the Board determines that the best interests of the Company warrant a change of its independent accountants. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

     Upon unanimous recommendation of the Board, the Company appointed Ernst & Young LLP as the Company's independent accountants for the fiscal year ended December 31, 1995. Services provided to the Company by Ernst & Young LLP during the 1995 fiscal year included the examination of the Company's consolidated financial statements and consultations on various tax matters.

     On June 7, 1996, the Audit Committee of the Company approved the engagement of Price Waterhouse LLP as its independent accountants as a replacement of the Company's prior independent accountants, Ernst & Young LLP.

     The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company for the fiscal year ended December 31, 1995 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     Ernst & Young LLP audited the Company's 1995 and 1994 financial statements in addition to auditing financial statements for certain prior fiscal years. In connection with the Company's two most recent fiscal years ended December 31, 1995 and any subsequent interim period, the Company believes that there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. However, following discussions with Ernst & Young LLP subsequent to their termination, the Company notes two accounting matters which Ernst & Young LLP believes constitute disagreements within the meaning of Item 304 of Regulation S-K but which were both resolved to Ernst & Young LLP's satisfaction prior to the issuance of their reports on the aforementioned financial statements. The Company has authorized Ernst & Young LLP to respond fully to the inquiries of Price Waterhouse LLP or other successor accountants regarding the subject matter of the perceived disagreements.

     The first matter involved certain communications between the Company and Ernst & Young LLP involving the Company's accounting during certain periods prior to the 1994 reporting period for the capitalization and deferral of advance royalties paid to recording artists. As recently as March 1996, the Company contended, subject to the receipt of additional information, that Ernst & Young LLP had recently interpreted such standards differently (and less restrictively) in dealings with another publicly traded music client. Ernst & Young LLP has advised the Company that such standards have been interpreted on a consistent basis in relation to all of its clients in accordance with generally accepted accounting principles.

     The second matter, in connection with the audit of the financial statements for the year ended December 31, 1995, involved a proposed reduction of $700,000 by the Company in the reserve accounts in the Recorded Music segment and an equal increase in the reserve accounts in the Television segment. After Ernst & Young LLP informed the Company's management that the full amount of the adjustment could not be supported, the Company did not make such adjustment.

     In connection with the Company's audit for the 1996 fiscal year, the Company solicited bids from independent accountants, including Ernst & Young LLP, for accounting services to be provided to the Company. Ernst & Young LLP submitted a bid but was not selected, and thus its services were terminated. The winning bidder was Price Waterhouse LLP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1997 FISCAL YEAR.

                           PROPOSALS OF STOCKHOLDERS

     A proper proposal submitted by a stockholder for presentation at the Company's next Annual Meeting of Stockholders and received at the Company's principal executive offices on or prior to March 5, 1998 will be included in the Company's proxy statement and form of proxy relating to such Annual Meeting.

                                 OTHER MATTERS

     The Board is not aware of any matter to be acted upon at the Annual Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                                 MISCELLANEOUS

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, Directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, Directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with, except that (i) Jefferson Capital Group, Ltd., an affiliate of Director R. Timothy O'Donnell, failed to file a Form 4 in November 1996 relating to its exercise of a warrant for 62,500 shares of Common Stock in October 1996, and (ii) R. Timothy O'Donnell, a Director, failed to timely file a Form 5 in February 1997 relating to the grant of 3,000 stock options in February 1996.

DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Form 10-K, as amended, for the year ended December 31, 1996 and Form 10-Q for the quarter ended March 31, 1997 are hereby incorporated by this reference. A copy of the Company's Annual Report to Stockholders, which includes the Form 10-K, as amended, and Form 10-Q accompanies this Proxy Statement but shall not constitute proxy soliciting material. COPIES OF THE FORM 10-K AND FORM 10-Q WILL BE PROVIDED, WITHOUT CHARGE, TO ANY STOCKHOLDER OF THE COMPANY. WRITTEN REQUESTS FOR A COPY OF THE FORM 10-K AND FORM 10-Q SHOULD BE DIRECTED TO PAUL A. PAVLIS, CORPORATE SECRETARY, AT ALL AMERICAN COMMUNICATIONS, INC., 808 WILSHIRE BOULEVARD, SANTA MONICA, CALIFORNIA 90401-1810.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                       ALL AMERICAN COMMUNICATIONS, INC.
                FOR JULY 30, 1997 ANNUAL MEETING OF STOCKHOLDERS

      The undersigned, revoking any previous proxies for such stock, hereby appoints each of ANTHONY J. SCOTTI, BENJAMIN J. SCOTTI and MYRON I. ROTH, as attorney and agent, acting individually or by a majority of those present, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at the annual meeting of stockholders of ALL AMERICAN COMMUNICATIONS, INC. to be held on July 30, 1997 and at any adjournment(s) or postponement(s) thereof, according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote (1) as hereinafter specified upon the proposals listed below and on the reverse side and described in the Proxy Statement for the meeting, and (2) in his discretion upon any other matter that may properly come before this meeting.

      The shares represented by this proxy shall be voted as specified. If no specification is made, the shares shall be voted on the specified matters as recommended by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the items below.

1.  Approval of the following Class I nominees to the Board of Directors:

              Benjamin J. Scotti      FOR [ ]         WITHHOLD [ ]

              David A. Mount          FOR [ ]         WITHHOLD [ ]

              Eugene P. Beard         FOR [ ]         WITHHOLD [ ]

2. Ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

                 FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

                        (SIGN AND DATE ON REVERSE SIDE)

                                                       -------------------------
                                                               Signature

                                                       -------------------------
                                                               Signature

                                                       Date: _____________, 1997

                                                       IMPORTANT: PLEASE SIGN
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                                                       EXACTLY AS STENCILED ON
                                                       THIS PROXY. WHEN SIGNING
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                                                       OR ADMINISTRATOR, TRUSTEE
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